Exhibit 10.1

CONTRIBUTION AGREEMENT

by and among

FANENGINE HOLDINGS LTD.,

GAMESQUARE IP HOLDINGS, INC.,

GAMESQUARE HOLDINGS, INC.,

JESPER SCHERTIGER,

SOLEY AS REPRESENTATIVE OF THE SELLER SECURITYHOLDERS

AND

CERTAIN SELLER SECURITYHOLDERS NAMED HEREIN

dated as of

SEPTEMBER 8, 2026

Section 9.02	Notices	47
Section 9.03	Interpretation	47
Section 9.04	Headings	47
Section 9.05	Severability	47
Section 9.06	Entire Agreement	48
Section 9.07	Successors and Assigns	48
Section 9.08	No Third-Party Beneficiaries	48
Section 9.09	Amendment and Modification; Waiver	48
Section 9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	48
Section 9.11	Specific Performance	49
Section 9.12	Counterparts	49
Section 9.13	Seller Securityholder Representative	49

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignments

Exhibit D – Form of Employee Offer Letter

Schedule 3.02(a)(vi) - Consents

Schedule 3.02(a)(xi) - Key Personnel

Disclosure Schedules

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of September 8, 2026, is entered into by and among FanEngine Holdings Ltd., a private company established under the laws of England and Wales (“Seller”), each of the beneficial owners of Seller whose names are set forth on the signature pages attached hereto (collectively, the “Seller Securityholders”), GameSquare IP Holdings, Inc., a Delaware corporation (“Buyer”), GameSquare Holdings, Inc., a Delaware corporation (“Parent”) and Jesper Schertiger, (solely in his capacity as representative of the Seller Securityholders pursuant to Section 9.13 hereof, the “Seller Securityholder Representative”).

RECITALS

WHEREAS, prior to Closing, all or substantially all of the assets of Anonymous Labs Limited, a private company established under the laws of the British Virgin Islands (“Anonymous”), and Credenza, Inc., a Delaware corporation, were transferred to Seller (the “Transferred Assets”);

WHEREAS, the Seller Securityholders constitute all of the beneficial owners of Seller as of the date hereof; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to contribute, assign, transfer convey and deliver to Buyer, and Buyer desires to acquire from Seller, all or substantially all of the Transferred Assets (collectively, the “Purchased Assets”), and Buyer desires to assume the Assumed Liabilities, in exchange for the Purchase Price payable as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the sake of clarity, both Anonymous Labs Limited and Credenza, Inc. shall be considered an Affiliate of each of the Seller Securityholders and Seller.

“Agreement” has the meaning set forth in the preamble.

“AI Offerings” means all current and former products, processes, and services of the Seller that employ or make use of AI Technologies.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) proprietary algorithms, Software, or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, (b) proprietary embodied artificial intelligence and related hardware or equipment, (c) underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels (collectively, “AI Data Sets”), and (d) models whether trained or untrained, including weights, parameters and structure or architecture.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in Section 7.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(f).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(a).

“Cash Earnout Amount” has the meaning set forth in Section 2.06(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

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“Dollars” or “$” means the lawful currency of the United States.

“Earnout Amount” has the meaning set forth in Section 2.06(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Exchange Act” has the meaning set forth in Section 5.08(a).

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Federal Securities Laws” has the meaning set forth in Section 6.11.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, multinational, state, provincial, local, municipal or other governmental or quasi-governmental, self-regulatory, administrative, legislative, regulatory or judicial court, body or tribunal, department, commission, agency, board, bureau, instrumentality or other authority, including any political subdivision thereof, and any mediator, arbitrator or arbitral body (public or private).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, analytics, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) AI Technologies, computer programs, platforms, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

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“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use by Seller to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Fundamental Representations” means the representations and warranties set forth in Sections 4.05 and 4.07.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Period” has the meaning set forth in Section 6.08.

“Issued Shares” has the meaning set forth in Section 2.05.

“IT Systems” means all of Seller’s Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Seller Securityholders, Sandy Khaund, and any director or officer of Seller or their direct reports, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates.

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“Losses” means losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Marks” has the meaning set forth in Section 6.07.

“Material Adverse Effect” means any change, event, circumstance, development, occurrence, effect or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets or liabilities of Seller, taken as a whole; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which Seller operates; (ii) changes in applicable Law; (iii) changes in GAAP or the interpretation thereof; (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets generally; (v) changes in the financial, banking or securities markets; (vi) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage, terrorism, military actions or epidemics or pandemics or any escalation or material worsening of any such natural disasters, hostilities, acts of war, sabotage, terrorism, military actions or epidemics or pandemics existing or underway as of the date hereof; (vii) political or social conditions, including but not limited to those in any jurisdiction in which Seller conducts its operations; or (viii) engagement by the U.S. in hostilities or the escalation thereof or the occurrence or the escalation of any military or terrorist attack upon the U.S. or any U.S. territories, possessions or diplomatic or consular offices or upon any U.S. military installation, equipment or personnel; (ix) the announcement, pendency or completion of the Transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.04(a)(i).

“MG Recovery Amount” has the meaning set forth in Section 6.15(f).

“Minimum Guarantee Payments” has the meaning set forth in Section 6.15(a).

“Nasdaq” means The Nasdaq Stock Market LLC, together with the rules, regulations and listing standards thereof, and any successor national securities exchange.

“Net Contract Revenue” has the meaning set forth in Section 6.15(d).

“Open Source Software” means any Software that is distributed, licensed or otherwise made available under any open source, copyleft, community source, freeware or public source code license or distribution model, including any license approved by the Open Source Initiative, the Free Software Foundation, or any substantially similar license, including the GNU General Public License (GPL), GNU Affero General Public License (AGPL), GNU Lesser General Public License (LGPL), Mozilla Public License, Apache License, MIT License, BSD licenses, Eclipse Public License, Creative Commons licenses and any similar licenses. For the avoidance of doubt, Open Source Software includes any Software that requires, as a condition of use, modification or distribution, that other Software or source code be disclosed, distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge.

“Order” means any order, injunction, judgment, directive, decree, writ, ruling, assessment, adjudication, determination, verdict or award entered into, issued, made or rendered by any Governmental Authority.

“Parent” has the meaning set forth in the preamble.

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“Parent Board” has the meaning set forth in Section 6.13.

“Parent Board Recommendation” has the meaning set forth in Section 6.09(e).

“Parent SEC Documents” has the meaning set forth in Section 5.08(a).

“Parent Stockholder Approval” means the affirmative vote of the holders of a majority of the votes cast by the holders of Parent’s common stock present in person or by proxy at the Parent Stockholders Meeting, voting together as a single class, approving the issuance of the Issued Shares, as required by Nasdaq Listing Rule 5635(a).

“Parent Stockholders Meeting” has the meaning set forth in Section 6.09(d).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.05(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that (i) identifies, relates to, describes, is capable of being associated with, or could be linked to, directly or indirectly, a particular individual or household, and (ii) that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by one or more applicable Laws.

“Piggyback Notice” has the meaning set forth in Section 6.14(a).

“Piggyback Registration” has the meaning set forth in Section 6.14(a).

“Platform Agreements” has the meaning set forth in Section 4.07(h).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Media House Collection” has the meaning set forth in Section 6.15(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proceeding” means any action, suit, arbitration, audit, examination, hearing, claim, demand, charge, complaint, inquiry, mediation, investigation, litigation or other proceeding (whether civil, criminal, administrative, judicial, investigative, or appellate, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 6.09(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

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“Purchase Price” has the meaning set forth in Section 2.05.

“Qualifying Revenue Contract” has the meaning set forth in Section 6.15(b).

“Registrable Securities” means the Issued Shares and any shares comprising the Share Earnout Amount, together with any securities issued or issuable with respect to such shares by way of stock dividend, stock split, recapitalization or similar transaction, in each case until such shares (i) have been sold under an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without current public information requirements.

“Registration Statement” means any registration statement filed by Parent with the SEC under the Securities Act.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority having substantially similar responsibilities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Funded MG Payment” has the meaning set forth in Section 6.15(e).

“Seller” has the meaning set forth in the preamble.

“Seller Designee” has the meaning set forth in Section 6.13(a).

“Seller Fundamental Representations” has the meaning set forth in Section 7.04(c).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Securityholders” has the meaning set forth in the preamble.

“Seller Securityholder Representative” means the Person designated in writing by the Seller Securityholders holding a majority of the Earnout Amount rights as of the Closing Date, who shall act as the sole representative of all Seller Securityholders under this Agreement for all purposes expressly set forth herein, including notices, payment instructions, earnout review, objections, dispute resolution, tax forms, share forfeiture elections, setoff administration, amendments and waivers affecting the rights or obligations of the Seller Securityholders hereunder, unless and until replaced by written notice to Parent and Buyer signed by Seller Securityholders holding a majority of the Earnout Amount rights.

“Share Earnout Amount” has the meaning set forth in Section 2.06(a)

“Software” has the meaning set forth in the definition of Intellectual Property.

“Specified Media House Agreements” has the meaning set forth in Section 6.15(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party AI Product” means any product or service of a third party that employs or makes use of AI Technologies.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Third-Party Dataset” has the meaning set forth in Section 4.07(q).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Ancillary Documents and any other agreement, document, certificate or instrument entered into or delivered in connection herewith or related to the Transactions.

“Transactions” means (i) the contribution, assignment, transfer, conveyance and delivery of the Purchased Assets and the assumption of the Assumed Liabilities and (ii) the other transactions between Buyer and/or Parent, on the one hand, and Seller and/or the Seller Securityholders, on the other hand, contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means, with respect to the Issued Shares, Computershare or such other financial institution that provides transfer agent services that Parent may engage from time to time.

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall contribute, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether tangible or intangible, real, personal or mixed, wherever located, used or held for use in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”),including, without limitation, the following:

(a) all Contracts, including all Intellectual Property Agreements and that certain Revenue Share Agreement by and between Seller and Anonymous, set forth on Section 2.01(a) of the Disclosure Schedules (the “Assigned Contracts”);

(b) all Intellectual Property Assets and Licensed Intellectual Property set forth on Section 2.01(b) of the Disclosure Schedules;

(c) all rights to any Proceedings of any nature available to or being pursued by Seller, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise set forth on Section 2.01(c) of the Disclosure Schedules;

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(d) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(e) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(f) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, customer data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(g) all goodwill and the going concern value of the Seller.

Without limiting any other Purchased Asset, the Purchased Assets include, to the extent it exists as to each of the Purchased Assets, all source code, object code, repositories, commit histories, build environments, deployment tools, development environments, test environments, application programming interfaces, software development kits, configuration files, databases, schemas, data models, training data, artificial intelligence models, prompts, weights, parameters, documentation, technical specifications, product roadmaps, development records, credentials, keys, access rights, cloud environments, hosting environments, developer or information technology assets, business processes, trade secrets, know-how, inventions, improvements, derivative works, and all other technology and intellectual property used, held for use, necessary for, or reasonably related to the operation, maintenance, development, commercialization, support or exploitation of the Purchased Assets.

Section 2.01A After-Acquired and Future Rights. Seller hereby irrevocably conveys, transfers, assigns and delivers to Buyer, and shall cause to be conveyed, transferred, assigned and delivered to Buyer, without additional consideration, any and all Intellectual Property, software, source code, object code, data, documentation, inventions, developments, improvements, modifications, enhancements, derivative works, technology, know-how, rights, properties or other assets that (a) existed prior to the Closing and relate to the Purchased Assets, (b) are discovered, identified or determined after the Closing to have existed as of the Closing and to have been required to be included in the Purchased Assets, or (c) arise from or are based upon work, services or development efforts undertaken prior to the Closing and relating to the Purchased Assets. To the extent any such rights, properties or assets do not automatically vest in Buyer by operation of this Agreement, Seller hereby makes a present assignment of such rights, properties and assets to Buyer, effective immediately upon creation, acquisition, identification or coming into existence thereof.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

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(c) the assets, properties and rights specifically set forth on Section 2.02(c) of the Disclosure Schedules; and

(d) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties that remain unpaid and are not delinquent as of the Closing Date and that arose in the ordinary course of business consistent with past practice, up to a maximum amount as of Closing of $25,000;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those Liabilities of Seller set forth on Section 2.03(c) of the Disclosure Schedules;

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the Transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller), the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the Transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.04; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Seller Liabilities in respect of any pending or threatened Proceeding to the extent such Proceeding relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

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(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller prior to the Closing;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j) any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k) any Liabilities of Seller relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of Seller owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

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Section 2.05 Purchase Price. In consideration for Seller’s contribution, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, Parent shall issue to the Seller Securityholders, and the Seller Securityholders shall accept from Parent, that number of shares of Parent’s Common Stock set forth opposite their respective names on Schedule A equal in aggregate to thirty percent (30%) of the total issued and outstanding shares of Common Stock of Parent as of the Closing Date, after giving effect to such issuance (the “Issued Shares”), plus the Earnout Amount, if applicable, pursuant to Section 2.06 hereof, and Buyer shall assume the Assumed Liabilities, in each case subject to the terms and conditions of this Agreement (collectively, the “Purchase Price”). Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, no Issued Shares, Share Earnout Amount or other stock consideration shall be required to be issued before the Closing, the issuance of all stock consideration is subject to receipt of Parent Stockholder Approval and satisfaction or waiver of all applicable Closing conditions, and no obligation of Parent to issue any shares of Common Stock shall arise before the Closing. For the avoidance of doubt, all Issued Shares and Earnout Amounts payable or issuable hereunder shall be distributed directly to the applicable Seller Securityholders in accordance with Schedule A. All notices, communications, information, deliverables, directions, consents, objections, elections and other actions relating to the Issued Shares or any Earnout Amount may be given by Parent or Buyer solely to, and shall be given by Seller and the Seller Securityholders solely through, the Seller Securityholder Representative, and Parent and Buyer shall be entitled to rely conclusively on any such action taken by the Seller Securityholder Representative as binding upon all Seller Securityholders. Each Seller Securityholder hereby irrevocably appoints the Seller Securityholder Representative as such Seller Securityholder’s true and lawful agent and attorney-in-fact for such purposes.

Section 2.06 Earnout.

(a) As finally determined pursuant to this Section 2.06(a), the Seller Securityholders shall be eligible to earn and be issued their applicable pro rata percentage of the amount of shares of Parent’s Common Stock equal to up to Ten Percent (10%) of the total issued and outstanding shares of Common Stock of Parent as of the Closing Date, after giving effect to such issuance (the “Share Earnout Amount”).

(i) In the event that the Purchased Assets generate either (A) at least one month of recognized revenue in excess of $3 million during the six-month period immediately following Closing, or (B) annualized recognized revenue of $30 million or more, calculated based on the six-month period immediately following Closing, the Seller Securityholders shall be entitled to an additional Five Percent (5%) of the total issued and outstanding shares of Common Stock of Parent as of the Closing Date, after giving effect to such issuance.

(ii) In the event that the Purchased Assets generate either (A) at least one month of recognized revenue in excess of $6 million during the period beginning six months after the Closing Date and ending 18 months after the Closing Date, or (B) annualized recognized revenue of $60 million or more during the period beginning six months after the Closing Date and ending 18 months after the Closing Date, the Seller Securityholders shall be entitled to an additional Five Percent (5%) of the total issued and outstanding shares of Common Stock of Parent as of the Closing Date, after giving effect to such issuance.

(b) As finally determined pursuant to this Section 2.06(b), the Seller Securityholders shall be eligible to earn up to $50 million (the “Cash Earnout Amount,” and collectively with the Share Earnout Amount, the “Earnout Amount”). During each Earnout Period (defined below), the Seller Securityholders shall be entitled to receive the applicable percentage of Earnout Net Income (defined below) in excess of the applicable threshold, in each case as set forth below:

(i) For the Earnout Period ending December 31, 2027, the Seller Securityholders shall be entitled to a Cash Earnout Amount equal to $0.50 for every $1.00 of Earnout Net Income in excess of $8 million, up to a maximum Cash Earnout Amount for calendar year 2027 of $25 million.

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(ii) For the Earnout Period ending December 31, 2028, the Seller Securityholders shall be entitled to a Cash Earnout Amount equal to $0.50 for every $1.00 of Earnout Net Income in excess of $25 million, up to a maximum Cash Earnout Amount for calendar year 2028 of $25 million.

(iii) For purposes of calculating the Earnout Amount, “Earnout Net Income” means for the applicable Earnout Period, the net income (or loss) attributable to the Purchased Assets, determined in accordance with GAAP, consistently applied using the accounting principles, policies, categorizations, definitions, judgments, estimates and methodologies applied by Parent in preparing its financial statements; provided, however, that Earnout Net Income shall be determined after giving effect to all costs, expenses, charges, liabilities, reserves and accruals properly attributable to the ownership, operation, commercialization, protection, maintenance, development, support, integration or exploitation of the Purchased Assets, including:

(A) all direct costs and expenses of the Purchased Assets;

(B) a reasonable allocation of corporate overhead, general and administrative expenses, shared-services costs, sales, promotion, marketing, finance, accounting, tax, treasury, information technology, human resources, legal, compliance, insurance, facilities and other support costs incurred by Buyer, Parent or any of their respective Affiliates for the benefit of, or reasonably attributable to, the Purchased Assets;

(C) management fees, service fees, intercompany fees and other charges for goods, services, personnel, facilities, intellectual property, systems, financing or other support provided by Buyer, Parent or any of their respective Affiliates to or for the benefit of the Purchased Assets, in each case at rates determined by Buyer or Parent in good faith and applied on a basis consistent with the applicable provider’s practices for similarly situated businesses or operations;

(D) all in-house legal costs allocated at the applicable provider’s fully burdened internal cost rate, and all third-party legal fees and expenses, in each case to the extent incurred in connection with, arising from, relating to, or reasonably supporting the Purchased Assets, their operation or their exploitation;

(E) all costs, expenses, fees, charges, losses, liabilities, reserves and accruals incurred by Buyer, Parent, the Purchased Assets or any of their respective Affiliates directly or indirectly in connection with any tokenization strategy, tokenization activity, utility token, digital asset, smart contract, token offering, token sale, token issuance, token custody, wallet infrastructure, token marketplace, exchange listing, brokerage, market making, regulatory or compliance activity, audit, investigation, claim, proceeding, refund, chargeback, revenue-sharing obligation or other matter relating to the Entertainment IP or the Purchased Assets; and

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(F) any other costs, expenses, charges, liabilities, reserves or accruals that are properly recognized under GAAP and reasonably attributable to the Purchased Assets or the conduct of the business relating thereto.

Notwithstanding the foregoing, Earnout Net Income shall not be reduced by any corporate, Parent-level or public-company costs or expenses that are not directly attributable to the Purchased Assets, including any allocation of corporate overhead, general and administrative expenses, rent, utilities (including electricity), SEC registration, reporting or filing fees, stock exchange or listing fees, directors’ and officers’ insurance premiums allocable to Parent-level activities, audit fees relating to Parent-level or consolidated financial statements, investor-relations expenses, or general corporate legal fees. For the avoidance of doubt, this proviso shall not prohibit the inclusion in Earnout Net Income of (i) direct, out-of-pocket third-party costs and expenses actually incurred in the ownership, operation, commercialization, maintenance, development, support, integration or exploitation of the Purchased Assets; (ii) compensation and benefits of personnel devoted primarily to the Purchased Assets; or (iii) charges for actual services separately identified, documented and actually incurred in connection with the Purchased Assets by Buyer, Parent or any of their respective Affiliates, including direct sales and marketing services, in each case at a documented, arm’s-length rate or amount. Nothing in this proviso shall limit Buyer’s, Parent’s or their respective Affiliates’ rights under this Agreement to integrate, operate, restructure, fund, discontinue, license or otherwise conduct the business relating to the Purchased Assets in their respective good-faith business judgment, nor shall it create any obligation to operate the Purchased Assets separately or to maximize any Earnout Amount.

For purposes of the foregoing, allocations may be determined by Buyer or Parent in good faith using a methodology that Buyer or Parent considers appropriate in light of the nature of the applicable cost and the relevant operations, including allocations based on revenues, headcount, time devoted, usage, transaction volume, assets employed or another reasonable metric. Buyer and Parent may revise an allocation methodology from time to time in good faith to reflect changes in their operations, systems, organization, services, business strategy or the Purchased Assets. For the avoidance of doubt, cash proceeds from the sale, issuance or other disposition of any utility token, digital asset or other tokenized right shall be included in Earnout Net Income only to the extent, and in the period, recognized as revenue in accordance with GAAP. Any deferred revenue shall be recognized in Earnout Net Income only as and when recognized as revenue under GAAP. All refunds, rebates, chargebacks, revenue-sharing payments, token-holder obligations, performance obligations, contractual liabilities, reserves and related costs shall be reflected in Earnout Net Income in accordance with GAAP. No revenue shall be included to the extent it is attributable to an asset, right, service or activity other than the Purchased Assets.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

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(d) Earnout Calculation and Review.

(i) Within forty-five (45) days after the end of each measurement period applicable to any Earnout Amount (each such period, an “Earnout Period”), Parent shall deliver to the Seller Securityholder Representative a written statement (the “Earnout Statement”) setting forth in reasonable detail Parent’s calculation of whether the applicable Earnout Amount has been earned, including the revenue or net income data, methodology, and assumptions used in such calculation. Unless otherwise expressly provided in this Agreement, each Earnout Statement shall be prepared in accordance with GAAP, consistently applied using the accounting principles, policies, categorizations, definitions, judgments and methodologies used by Parent in its preparation of its financial statements, consistently applied; provided that the calculation of Earnout Net Income shall be governed exclusively by the definition of Earnout Net Income. The Earnout Statement shall include reasonable detail supporting the calculation of Earnout Net Income; provided, that neither Parent nor Buyer shall be required to disclose privileged materials, internal legal advice, information concerning any business other than the Purchased Assets, or information that Parent or Buyer determines in good faith is competitively sensitive or subject to a confidentiality obligation.

(ii) The Seller Securityholder Representative shall have thirty (30) days following receipt of each Earnout Statement (the “Review Period”) to review and, if applicable, object to such Earnout Statement. During the Review Period, Parent shall provide the Seller Securityholder Representative and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the books, records, and supporting financial data of Buyer and Parent relating solely to the Purchased Assets, solely to the extent reasonably necessary to review the specific line items and calculations set forth in the Earnout Statement; provided, however, that Parent shall not be required to provide access to (a) privileged materials, (b) consolidated company-level projections, budgets or board materials unrelated to the Purchased Assets, (c) trade secrets or competitively sensitive information unrelated to the review of the Earnout Statement, or (d) personnel other than finance personnel reasonably involved in the preparation of the Earnout Statement. Any such review shall be conducted in a manner that does not unreasonably interfere with the business or operations of Buyer or Parent.

(iii) If the Seller Securityholder Representative does not deliver written notice of objection to Parent within the Review Period, the Earnout Statement shall be deemed accepted by the Seller Securityholders and shall be final, conclusive and binding on the parties.

(iv) If the Seller Securityholder Representative delivers written notice of objection within the Review Period (an “Earnout Objection Notice”), specifying in reasonable detail the items or amounts in dispute and the basis for such objection, the parties shall negotiate in good faith for a period of fifteen (15) days following Parent’s receipt of the Earnout Objection Notice to resolve such dispute. If the parties are unable to resolve the dispute within such fifteen (15)-day period, either party may submit the disputed items for determination by a nationally recognized independent accounting firm mutually agreed upon by the parties (the “Independent Accountant”). The Independent Accountant shall act as an expert (and not as an arbitrator) and shall determine only those items in dispute that are accounting or mathematical in nature and that were included in the Earnout Objection Notice. The Independent Accountant shall have no authority to resolve any dispute regarding the interpretation of this Agreement, compliance with any covenant, the operation of the Purchased Assets, or any other legal issue, all of which shall be resolved exclusively by the courts specified in Section 9.10. The determination of the Independent Accountant shall be final, conclusive and binding on the parties, absent manifest error. The Independent Accountant shall base its determination solely on the written submissions of the parties and not on any independent review, and shall be instructed to apply the definitions, terms and accounting principles expressly set forth in this Agreement. The fees and expenses of the Independent Accountant shall be borne by the Seller Securityholders, on the one hand, and Buyer and Parent, on the other hand, in inverse proportion to the extent each such party prevails on the disputed items submitted to the Independent Accountant.

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(e) Issuance and Payment Procedures.

(i) Any Share Earnout Amount determined to be payable pursuant to this Section 2.06 shall be issued to the Seller Securityholders within ten (10) Business Days following the date on which the applicable Earnout Statement becomes final and binding (whether by deemed acceptance, agreement of the parties, or determination by the Independent Accountant). Such shares shall be issued in book-entry form, shall be subject to the same terms, conditions and restrictions as the Issued Shares (including any applicable lock-up, restrictive legends and transfer restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), and shall be listed on Nasdaq subject to official notice of issuance.

(ii) Any Cash Earnout Amount determined to be payable pursuant to this Section 2.06 shall be paid by wire transfer of immediately available funds to an account designated by the Seller Securityholder Representative on behalf of the applicable Seller Securityholders within ten (10) Business Days following the date on which the applicable Earnout Statement becomes final and binding.

(f) Operation of the Purchased Assets During the Earnout Period. During the period commencing on the Closing Date and ending on the date on which the final Earnout Amount has been determined (the “Earnout Measurement Period”), Buyer, Parent and their respective Affiliates shall have sole and absolute discretion with respect to the Purchased Assets and all related operations, including with respect to integration; personnel; expenditures; investments; pricing; branding; marketing; customer allocation; strategy; contracts; systems; financing; accounting practices; legal-entity structure; and the modification, discontinuation, sale, transfer, licensing or other exploitation of the Purchased Assets. Neither Buyer, Parent nor any of their respective Affiliates shall have any obligation to operate the Purchased Assets separately, maximize any Earnout Amount, maintain past practices, or maintain any particular level of investment or operations. Notwithstanding the foregoing, Buyer and Parent shall not, and shall cause their respective Affiliates not to, act with the sole and primary purpose of artificially reducing Earnout Net Income through an allocation, charge or transaction that is not recognized or permitted under the definition of Earnout Net Income. A good-faith exercise of business judgment that reduces Earnout Net Income shall not, in and of itself, constitute a breach of this Section 2.06(f).

(g) Satisfaction of Indemnification Obligations by Share Forfeiture. Notwithstanding anything to the contrary in this Agreement, Seller and/or the Seller Securityholders may, at their election, satisfy any indemnification obligation under ARTICLE VII by forfeiting Issued Shares or shares comprising any Share Earnout Amount (if then issued) to Parent for cancellation as described further under Section 7.10 hereof. For purposes of calculating the value of any shares so forfeited, each share shall be valued at the same per-share value at which such share was originally issued to the applicable Seller Securityholder pursuant to this Agreement (determined as of the applicable issuance date). Parent shall effect any such cancellation promptly upon receipt of Seller’s or the Seller Securityholder Representative’s written election and the applicable share transfer documentation.

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(h) Assumption of Earnout Obligations on Sale. In the event that, during the Earnout Measurement Period, Parent, Buyer or any of their respective Affiliates consummates any transaction (whether structured as a merger, consolidation, stock purchase, asset purchase, share exchange or otherwise) pursuant to which any third party acquires all or substantially all of the Purchased Assets (an “Earnout Assumption Event”), then as a condition to the consummation of such transaction, Parent and Buyer shall cause the acquirer or successor entity (the “Successor”) to execute and deliver to the Seller Securityholder Representative, prior to or concurrently with the closing of such transaction, a written agreement in form and substance reasonably satisfactory to the Seller Securityholder Representative, pursuant to which the Successor expressly assumes all of the obligations of Parent and Buyer under this Section 2.06 (including the obligation to issue or pay any Share Earnout Amount and Cash Earnout Amount and to comply with Section 2.06(f)). Any failure to obtain such assumption agreement shall not relieve Parent or Buyer of their obligations under this Section 2.06.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08 Withholding Tax. Buyer and/or Parent shall be entitled to deduct and withhold from any amounts or consideration otherwise payable, issuable or deliverable pursuant to this Agreement all Taxes that Buyer and/or Parent may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller and/or the applicable Seller Securityholder, as applicable, hereunder. Buyer and Parent may require from each Seller Securityholder any duly completed IRS Form W-9, applicable IRS Form W-8, or other tax form reasonably requested in connection with any payment or issuance under this Agreement.

Section 2.09 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned or sublicensed to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment or sublicense would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller shall act after the Closing as Buyer’s agent and shall obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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Article III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, on the second (2nd) Business Day after all of the conditions to Closing set forth in Section 3.03 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At or prior to the Closing, Seller shall deliver to Buyer the following:

(i) a duly executed counterpart signature pages to this Agreement from each Seller Securityholder and Seller Securityholder Representative;

(ii) a designation letter, in form and substance reasonably satisfactory to Buyer and Parent, executed by the Seller Securityholders, appointing the Seller Securityholder Representative and setting forth payment directions, notice details and authority binding on all Seller Securityholders;

(iii) a duly executed bill of sale substantially in the form of Exhibit A hereto (the “Bill of Sale”) transferring the Purchased Assets to Buyer;

(iv) a duly executed assignment and assumption agreement substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(v) duly executed assignments substantially in form of Exhibit C hereto (the “Intellectual Property Assignments”), transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(vi) chain-of-title deliverables including copies of all founder invention assignment agreements; copies of all employee invention assignment agreements; copies of all contractor, consultant, agency, developer and content creator intellectual property assignment agreements; copies of all moral rights waivers; and an officer certificate certifying that Seller has no Knowledge of any Person who has contributed to any Intellectual Property Asset and whose rights have not been fully assigned to Seller;

(vii) evidence of obtaining the Consents and giving the notices set forth on Schedule 3.02(a)(vi) (including all Consents required for the transfer of the Assigned Contracts), in each case, in form and substance reasonably satisfactory to Buyer;

(viii) such IRS Forms W-9, W-8BEN-E or other applicable tax forms from Seller and each Seller Securityholder as Buyer or Parent may reasonably request;

(ix) a duly executed certificate signed by an executive officer of Seller dated as of the Closing Date, confirming that the conditions set forth in Section 3.03(b)(ii) and Section 3.03(b)(iii) have been satisfied;

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(x) a duly executed certificate signed by an executive officer of Seller dated as of the Closing Date, confirming that none of the Purchased Assets constitute a US real property interest within the meaning of section 897(c), nor a partnership interest the disposal of which is subject to section 1446(f), of the Code;

(xi) an officer’s certificate of Seller certifying that attached thereto are true and complete copies of (A) the Certificate of Incorporation of Seller; (B) the Articles of Association of Seller; (C) the Memorandum of Association of Seller; (D) all resolutions adopted by the sole director of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby; and (E) all resolutions adopted by the Seller Securityholders of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby;

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(xiii) employee offer letters substantially in the form of Exhibit D for each key individual identified on Schedule 3.02(a)(xi), duly executed by each such individual;

(b) At or prior to the Closing, Buyer or Parent shall deliver to Seller and/ or the Seller Securityholders the following:

(i) evidence of the book entry issuance of the Issued Shares each of the Seller Securityholder’s names;

(ii) the Assignment and Assumption Agreement duly executed by Buyer; and

(iii) an officer’s certificate of Buyer certifying that attached thereto are true and complete copies of (A) the Certificate of Incorporation of Buyer; (B) the Bylaws of Buyer; (C) all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby; and (D) evidence reasonably satisfactory to Seller that Parent Stockholder Approval has been obtained;

Section 3.03 Closing Deliverables.

(a) Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction, (or, to the extent permitted by applicable Law, written waiver by the party for whose benefit such condition exists) at or prior to the Closing Date, of each of the following conditions:

(i) Proceedings. There shall not be any Proceedings pending before any Governmental Authority that seeks to restrain or enjoin the consummation of the Transactions.

(ii) Injunctions; Illegality. There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or any final and non-appealable Order in effect that restrains or enjoins the consummation of the Transactions.

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(iii) Requisite Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, Nasdaq Listing Rule 5635(a), and Parent’s organizational documents, at a duly convened meeting of Parent’s stockholders.

(iv) Nasdaq Listing. The Issued Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(v) Regulatory Approvals. All consents, approvals, and authorizations of, and filings and registrations with, any Governmental Authority required to be obtained or made prior to Closing shall have been obtained or made.

(b) Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following further conditions:

(i) Closing Deliveries. Seller shall have delivered the items required to be delivered pursuant to and in accordance with Section 3.02(a).

(ii) Performance. Seller shall have materially complied with all covenants required by this Agreement to be complied with by Seller on or prior to the Closing Date.

(iii) Representations and Warranties. The representations and warranties of Seller contained in ARTICLE IV (other than Intellectual Property Fundamental Representations) and in any certificates delivered by or on behalf of Seller pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date), and the Intellectual Property Fundamental Representations of Seller shall be true and correct in all respects as of the date hereof and as of the Closing (other than those made as of a specified date, which shall be true and correct as of such specified date).

(iv) Due-Diligence Bring Down. Buyer shall have completed a bring-down of its due diligence review of the Purchased Assets, and the results thereof shall not have revealed any fact, circumstance, or event that constitutes, or would reasonably be expected to result in, a Material Adverse Effect.

(c) Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(i) Closing Deliveries. The Buyer or Parent shall have delivered the items required to be delivered pursuant to and in accordance with Section 3.02(b).

(ii) Performance. Buyer and Parent shall have complied with all covenants required by this Agreement to be complied with by Buyer and Parent on or prior to the Closing Date, except to the extent that such noncompliance would not prevent the Closing from occurring or materially impair the Closing.

(iii) Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE V and in any certificates delivered by or on behalf of Buyer pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date).

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLER SECURITYHOLDERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and the Seller Securityholders, severally, and not jointly, hereby represent and warrant to Buyer and Parent that the statements contained in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the Disclosure Schedules.

Section 4.01 Organization and Qualification of Seller. Seller is a private limited company duly organized, validly existing and in good standing under the Laws of England and Wales and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller and the Seller Securityholders. Seller and the Seller Securityholders have full power and authority to enter into this Agreement and the Ancillary Documents to which Seller and/or the Seller Securityholders is or will be a party, to carry out their obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Seller and the Seller Securityholders of this Agreement and any Ancillary Document to which Seller and/or the Seller Securityholders is or will be a party, the performance by Seller and the Seller Securityholders of their obligations hereunder and thereunder and the consummation by Seller and the Seller Securityholders of the Transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and the Seller Securityholders. This Agreement has been duly executed and delivered by Seller and the Seller Securityholders, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and the Seller Securityholders enforceable against Seller and the Seller Securityholders in accordance with its terms. When each Ancillary Document to which Seller and/or the Seller Securityholders is or will be a party has been duly executed and delivered by Seller and the Seller Securityholders (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller and the Seller Securityholders enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the Transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

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Section 4.04 Material Contracts.

(a) Section 4.04(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound (such Contracts, together with all Intellectual Property Agreements set forth in Section 4.07(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $10,000;

(ii) all Contracts that require Seller to purchase or sell a stated portion of requirements or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 60 days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all joint venture, partnership or similar Contracts;

all Contracts for the sale or other disposition of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to acquire any of the Purchased Assets;

all powers of attorney with respect to any Purchased Asset;

all other Contracts that are material to the Purchased Assets and not previously disclosed pursuant to this Section 4.04.

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(B) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.05 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. No Affiliate, founder, shareholder, officer, employee, contractor, consultant or other Person holds any ownership interest, right of reversion, security interest, option, purchase right, license right, approval right, consent right or other claim in or to any Purchased Asset. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.05 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(A) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to Seller or the Purchased Assets;

(B) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Seller or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or

(C) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Seller or the Purchased Assets.

Section 4.06 RESERVED.

Section 4.07 Intellectual Property.

(a) Section 4.07(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets, whether registered or unregistered, that are used or held for use by Seller.

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(b) Section 4.07(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. Except as identified in Section 4.07(b) of the Disclosure Schedules, neither Seller nor the Seller Securityholders are a party to any contract with a vendor, customer, or any other Person concerning any right or restriction on any of the Intellectual Property Assets.

(c) Seller is the sole and exclusive legal and beneficial (and with respect to the Intellectual Property Registrations, record) owner of all right, title and interest in and to the Intellectual Property Assets. Seller has entered into binding, valid and enforceable written Contracts with each Person who at any time conceived, authored, created, developed or materially contributed to any Intellectual Property Asset during the course of employment, engagement, or other activity for or with Seller whereby such current or former employee, independent contractor, founder, officer, director, consultant, agency, development studio, outsourcing provider, content creator, designer, artist, marketing provider and other Person (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. To the extent any right was not effectively assigned, by the deliverables and covenants herein, Seller and the Seller Securityholders have assigned and hereby irrevocably assign such right to Buyer at Closing. To the extent any such right is not assignable under applicable Law, by the deliverables and covenants herein, Seller and the Seller Securityholders have granted and hereby grant Buyer an irrevocable, perpetual, worldwide, exclusive, fully-paid, royalty-free, transferable and sublicensable license to exercise and exploit such right. To the extent any moral rights cannot be waived, Seller and the Seller Securityholders have obtained irrevocable consents and covenants not to sue as to all acts and omissions of Buyer and its successors and assigns as to the relevant Intellectual Property Assets. Seller has fully satisfied all compensation, consideration, royalty, bonus, commission, profit-sharing, equity, token, revenue-sharing and other payment obligations owed to any current or former employee, independent contractor, founder, officer, director, consultant, agency, development studio, outsourcing provider, content creator, designer, artist, marketing provider or other Person relating to the conception, creation, development, ownership, use, exploitation or assignment of any Intellectual Property Asset. No Person has any claim to additional compensation or consideration, or any right to rescind, terminate, avoid, challenge or otherwise impair any assignment, license, waiver or transfer relating to any Intellectual Property Asset. Except as set forth in Section 4.07(c) of the Disclosure Schedules, no Person retains any ownership interest, license right, royalty right, revenue share, participation right, veto right, approval right, consent right, source-code access right, reversionary right or other claim in or to any Intellectual Property Asset or Purchased Asset.

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(A) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(d) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain, protect, perfect, preserve, and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, implementing and enforcing appropriate confidentiality, invention assignment, and intellectual property protection policies and procedures, providing all notices, legends, markings and designations required or advisable under applicable Law to preserve rights, maximize available remedies and damages, and provide public notice of ownership, recording all assignments and other chain-of-title documents where appropriate, and otherwise taking all commercially reasonable actions necessary to preserve the full scope, validity, enforceability, ownership, priority and protection of the Intellectual Property Assets and Licensed Intellectual Property. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Except as noted in Section 4.07(e) of the Disclosure Schedules, no filings or fees are required to avoid loss of or prejudice to any of the Intellectual Property Assets in the one-hundred eighty (180) days after Closing.

(e) Seller’s and its Affiliates’ course of business, including but not limited to the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of Seller, have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(f) There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license, and regardless of how communicated): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller or its Affiliates; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. Seller and its Affiliates are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

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(g) Section 4.07(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller. Seller and its Affiliates have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Proceedings settled, pending, or threatened alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller or its Affiliates in connection with their use of social media.

(h) The Purchased Assets constitute all Intellectual Property, technology, software, data, documentation, accounts, platforms, contracts, licenses, consent rights, personnel-created work product, and other assets necessary to operate the business as currently conducted and as presently contemplated to be conducted. No Affiliate, founder, officer, employee, contractor, consultant or third party owns, controls, possesses or has access to any material Intellectual Property, source code, credentials, data, documentation or other asset required for the operation of the business that is not being transferred to Buyer at Closing.

(i) Seller has provided Buyer complete copies of all founder, employee, contractor, consultant, agency, development studio, outsourcing, marketing, design and content-creation agreements under which any Intellectual Property Assets were created or developed. Seller possesses executed agreements sufficient to establish an unbroken chain of title from every creator of or material contributor to each of the Intellectual Property Assets to Seller.

(j) All IT Systems are in good working condition. To the Knowledge of the Seller, the IT Systems do not contain any defect, bug, virus, programming, documentation error, corruptant, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems. Seller has taken all commercially reasonable steps to (i) identify and address internal and external risks to the privacy and security of the IT Systems and any Personal Information in the Seller’s possession or control; and (ii) safeguard the confidentiality, availability, security, and integrity of the IT Systems and Personal Information, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements which have been tested and demonstrated to be effective in all material respects.

(k) Section 4.07(l) of the Disclosure Schedules accurately identifies (i) all AI Offerings that have been licensed, sold, or offered for license or sale by the Seller, including those that have been (1) installed on customer networks or systems, or made available for download by customers, (2) embedded in robotic, automotive, aeronautic or other hardware that is sold to customers, or otherwise provided to customers in tangible form, or (3) hosted on a software-as-a-service, cloud services, AI-as-a-service, or similar basis for remote access and use by customers; (ii) all AI Offerings that are under development by or for the Seller and planned to be offered for license or sale by the Seller within the next year; and (iii) all AI Offerings that are not licensed or sold to third parties but are used internally (1) in connection with the design, development, manufacture, or delivery of any AI Offering, or (2) to generate sales leads, analyze customer purchasing data, customer complaints and product returns, schedule equipment maintenance or replacement, analyze supply chain disruptions and vulnerabilities, monitor Seller compliance obligations, or for other similar technical, administrative, and compliance functions of the Seller.

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(l) For each AI Offering that has been commercially released by the Seller, there have been no material interruptions in use of such AI Offering in the past twenty-four (24) months arising from or as a consequence of (i) the failure of the software, including any software embodying an algorithm, used in the AI Offerings to (1) satisfy its expected requirements or execute its specification correctly (e.g., verification errors), or (2) fulfill the intended use and goals of customers or other stakeholders (e.g., validation errors); (ii) the use of a “kill switch” or “circuit breaker” to prevent the AI Offering (or component of a AI Offering) from executing or completing a particular function; or (iii) the use of any other emergency or failsafe mechanism (including human intervention as a failsafe) to prevent the AI Offering (or component of a AI Offering) from executing or completing a particular intended function.

(m) For each AI Offering that has been (i) developed or improved pursuant to any specifications provided by a customer or partner of Seller; (ii) developed or improved using any data provided by a customer, partner, or other third party; or (iii) customized in any material respect for any customer or partner of Seller, Seller owns all Intellectual Property in and to any such developments, improvements, or customizations, and there are no restrictions on the Seller’s exploitation or commercialization of such AI Offerings or on the Seller’s ability to enforce its Intellectual Property in such AI Offerings arising from or as a consequence of any of the foregoing. Seller maintains a technical description of any neural networks used in or with any AI Offerings (including a description of the learning rates selected for each such neural network) that is a sufficiently detailed so that the neural network can be modified, debugged, and improved from time to time by programmers skilled in the development of AI Technologies.

(n) The Seller has not used any trade secrets or confidential information as training data or as a prompt to or an input with any AI Technologies. To the Knowledge of the Seller, there has been (i) no unauthorized access to any AI Offerings, or to the AI Data Sets used to train or improve AI Technologies used in any AI Offerings; and (ii) no use of AI Data Sets by a third party to engage in activity that violates any Privacy Requirement.

(o) For each AI Offering that is used to make (or facilitate the making of) decisions in a hazardous, high-risk, or regulated environment (e.g., credit worthiness, prison sentencing, legal compliance), Seller (i) retains information in human-readable form that explains or could be used to explain the decisions made or facilitated by the AI Offering, and maintains such information in a form that can readily be provided to regulators upon request; and (ii) has complied with all the laws, regulations, and industry standards applicable to the AI Offerings.

(p) Section 4.07(q) of the Disclosure Schedules accurately identifies all categories of third-party training data that is material to (i) the development of an AI Offering, or (ii) the ongoing operation or improvement of a AI Offering (each, a “Third-Party Dataset”). Seller has complied with all license terms applicable to each Third-Party Dataset disclosed or required to be disclosed in Section 4.07(q) of the Disclosure Schedules, including but not limited to (i) the end user license agreement or other terms that govern Seller’s use of any application programming interface used to collect training data, and (ii) the website terms or other terms that govern the Seller’s collection and use of such data.

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(q) Seller maintains or adheres to commercially reasonably policies and procedures relating to the ethical or responsible use of AI Technologies at and by the Seller, including policies, protocols and procedures related to (i) developing and implementing AI Technologies in a way that promotes transparency, accountability and human interpretability; (ii) identifying and mitigating bias in training data or in the algorithmic model used in AI Offerings, including implicit racial, gender, or ideological bias; and (iii) management oversight and approval of employees’ use or implementation of AI Technologies. There has been (A) no actual or alleged non-compliance with any such policies, protocols, and procedures; (B) no actual or alleged failure of a AI Offering to satisfy the requirements or guidelines specified in any such policies, protocols and procedures or applicable Laws; (C) no written complaint, claim, proceeding, or litigation alleging that training data used in the development, training, improvement or testing of any AI Offering was falsified, biased, untrustworthy, or manipulated in an unethical or unscientific way and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist, or academic that makes any such allegation; and (D) no request from regulators or legislators concerning any AI Offerings or related AI Technologies.

(r) For each Third-Party AI Product, Seller (i) has complied with all license terms applicable to such Third-Party AI Product; (ii) owns any improvements to the Third-Party AI Product that have developed at the expense of Seller; (iii) owns the model that is created by use of algorithms applied to the Seller’s owned or licensed training data or has exclusive or non-exclusive licenses to any such model; and (iv) owns the outputs generated by use of the Third-Party AI Product at the expense of Seller.

(s) Section 4.07(t) of the Disclosure Schedules sets forth a true, correct and complete list of all Open Source Software incorporated into, linked with, combined with, distributed with, used in the development of, or otherwise used in any material respect in connection with the Purchased Assets. Except as set forth in Section 4.07(t) of the Disclosure Schedules: (i) no Open Source Software has been incorporated into, linked with, combined with or distributed with any Intellectual Property Asset or Software included in the Purchased Assets in a manner that requires or could require the disclosure, licensing, distribution or making available of any source code for any Intellectual Property Asset or Software included in the Purchased Assets; (ii) no Open Source Software has been used in a manner that requires or could require any Intellectual Property Asset or Software included in the Purchased Assets to be licensed, made available, distributed or provided to any Person at no charge or subject to any restriction inconsistent with Buyer’s ownership and exploitation thereof; (iii) no Open Source Software has been used in a manner that requires or could require Buyer to grant any license, immunity, covenant not to sue or other right under or with respect to any Intellectual Property Asset included in the Purchased Assets; (iv) Seller is and has been in compliance in all material respects with all licenses applicable to any Open Source Software used in connection with the Purchased Assets; (v) no Software included in the Purchased Assets is subject to any obligation, restriction or condition arising under any Open Source Software license that would limit, impair or condition Buyer’s ownership, use, modification, commercialization, transfer, licensing, enforcement or other exploitation of the Purchased Assets; and (vi) no source code escrow agreement exists. Seller possesses and controls all material source code repositories, commit histories, credentials, access rights, build environments and deployment environments used in connection with the Purchased Assets. No Person has any right to require release, disclosure or delivery of any source code.

(t) Except as disclosed in Section 4.07(u) of the Disclosure Schedules, no Purchased Asset depends upon any third-party software, dataset, model, platform, application programming interface, software development kit, hosting provider, blockchain protocol, infrastructure provider, license or service in a manner that materially restricts Buyer’s ownership, use, modification, commercialization, transfer, licensing or exploitation of the Purchased Assets.

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Section 4.08 [RESERVED].

Section 4.09 Legal Proceedings; Governmental Orders.

(a) There are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets.

Section 4.10 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, with all Laws applicable to the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct its business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.10(b) of the Disclosure Schedules lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.10(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.10(b) of the Disclosure Schedules.

Section 4.11 Related Party Transactions. There are no Contracts or other arrangements involving the Seller or the Seller Securityholders, in which their Affiliates or any of their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or the Seller Securityholders.

Section 4.13 Full Disclosure. No representation or warranty by Seller or the Seller Securityholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.14 No Prior Operations. Seller is a newly formed entity that was organized solely for the purpose of consummating the Transactions contemplated by this Agreement and the Ancillary Documents. Except as set forth on Schedule 4.14, since its formation, Seller has not conducted any business or operations other than activities incidental to its organization, maintenance of its existence, acceptance and ownership of the Purchased Assets, and the negotiation, execution, and performance of this Agreement and the Transactions contemplated hereby. Except as set forth on Schedule 4.14, Seller has no liabilities, obligations, commitments, employees, contracts, or operations other than those arising in connection with its formation, existence, ownership of the Purchased Assets, and the Transactions contemplated by this Agreement.

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Article V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and, subject to the receipt of Parent Stockholder Approval, to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Buyer, other than Parent Stockholder Approval to the extent required for the issuance of the Issued Shares, Share Earnout Amount or any other securities issuable pursuant to this Agreement. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and, subject to receipt of Parent Stockholder Approval, the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority, Nasdaq or Parent’s stockholders is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the Transactions contemplated hereby and thereby, except for Parent Stockholder Approval, applicable SEC filings and proxy materials, Nasdaq approvals, notices and filings, and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices that have not necessarily been obtained or made as of the date hereof and that, in the aggregate, would not have a Material Adverse Effect on the ability of Buyer to consummate the Transactions contemplated hereby following satisfaction of the conditions set forth in this Agreement.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceeding.

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Section 5.06 Capitalization.

(a) Section 5.06(a) of the Disclosure Schedules sets forth the authorized capital stock of Parent as of the date hereof, including the number of authorized shares of each class and series, the number of shares of each class and series that are issued and outstanding, and the par value of each class and series. All outstanding shares of capital stock of Parent have been duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state securities Laws. No shares of capital stock of Parent are subject to, or were issued in violation of, any preemptive rights, rights of first refusal or similar rights.

(b) Section 5.06(b) of the Disclosure Schedules sets forth a true, correct and complete list of all outstanding options, warrants, convertible securities, rights, agreements, arrangements and commitments of any character relating to the capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or any other equity interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Section 5.06(b) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Parent.

Section 5.07 Valid Issuance of Shares. The Issued Shares, and any shares of Parent’s Common Stock comprising the Share Earnout Amount, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions on transfer under applicable securities Laws, and will not have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

Section 5.08 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with the SEC by Parent since January 1, 2024 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

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(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act that are reasonably designed and reasonably effective to ensure that all information required to be disclosed in Parent’s periodic reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 5.09 Undisclosed Liabilities. There are no Liabilities of Parent or any of its subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than: (a) Liabilities reflected or reserved against in the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or the footnotes thereto; (b) Liabilities incurred since the date of such balance sheet in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability); (c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and (d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.10 Nasdaq Listing. Parent’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on Nasdaq. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent’s Common Stock or prohibit or terminate the listing of Parent’s Common Stock on Nasdaq. Neither Parent nor any of its Affiliates has taken any action designed to terminate the registration of Parent’s Common Stock under the Exchange Act or the listing of Parent’s Common Stock on Nasdaq.

Section 5.11 Taxes.

(a) All Tax Returns required to be filed by Parent and its subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Parent and its subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Parent and its subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and have complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(c) No claim has been made by any taxing authority against Parent or any of its subsidiaries in any jurisdiction where Parent or such subsidiary does not file Tax Returns that Parent or such subsidiary is, or may be, subject to taxation by that jurisdiction.

Section 5.12 Insurance. Buyer, Parent and each of their respective subsidiaries maintains insurance with respect to its properties and business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Buyer, Parent and each of their respective subsidiaries, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination or non-renewal has been received by Buyer, Parent or any of their respective subsidiaries with respect to any such insurance policy.

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Section 5.13 Related-Party Transactions. Except as described in the Parent SEC Documents or as set forth in Section 5.13 of the Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

Section 5.14 Compliance with Laws. Buyer, Parent and each of their respective subsidiaries is, and since January 1, 2024 has been, in material compliance with all Laws applicable to Buyer, Parent and each of their respective subsidiaries. Neither Buyer, Parent nor any of their respective subsidiaries has received any written notice from any Governmental Authority alleging any violation of applicable Law that has not been cured or resolved. Buyer, Parent and each of their respective subsidiaries has all Permits necessary to conduct its business as presently conducted, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or Parent.

Article VI
COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer and Parent in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Seller Securityholder shall also hold, and shall use reasonable best efforts to cause its Representatives to hold, in confidence any and all such information on the same terms set forth in this Section 6.01.

Section 6.02 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.03 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.04 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.05 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the Transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement and the Ancillary Documents. Without limiting the foregoing, Seller and the Seller Securityholders shall promptly assign, transfer and deliver to Buyer any Purchased Asset, Intellectual Property Asset, source code, documentation, credential, account, repository, contract right, invention, improvement or other asset constituting a Purchased Asset that is discovered, identified, completed or reduced to practice after Closing but should have been transferred pursuant to this Agreement, and without limiting any other term herein take all steps necessary to effect Buyer’s possession of rights no narrower than those set forth in Section 4.07.

Section 6.07 Use of Name. Seller hereby acknowledges and agrees that upon the consummation of the Transactions contemplated hereby, Buyer shall have the sole right to the use of the service marks, trademarks, or trade names used by Seller and any identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Marks”). Seller shall not, and shall cause its Affiliates not to, use such name or any variation or simulation thereof or any of the Marks. Promptly after the Closing Date, Seller shall change its corporate and/or trade name to remove any reference to the name “FanEngine” and any other Mark. As promptly as practicable after the Closing Date, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Buyer, at or as soon as practicable after the Closing Date, to use the Marks, Seller shall execute and deliver to Buyer all consents related to such change of name as may be requested by Buyer, and will otherwise cooperate with Buyer.

Section 6.08 Conduct of Seller Pending Closing. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to ARTICLE VIII and (ii) the Closing Date (the “Interim Period”), except as expressly contemplated by this Agreement or consented to in writing by Buyer, Seller shall, and the Seller Securityholders shall cause Seller to: (a) operate only consistent with past practice; (b) preserve intact the Purchased Assets and the goodwill associated therewith; (c) not sell, transfer, license, abandon, allow to lapse, dispose of or encumber any material Purchased Asset; (d) not incur or permit to exist any secured indebtedness or Encumbrance affecting any Purchased Asset; (e) not amend, modify, terminate, waive any material right under or enter into any Material Contract; (f) use commercially reasonable efforts to preserve customer, vendor, supplier, platform and other business relationships relating to the Purchased Assets; and (g) provide Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Purchased Assets, Books and Records, personnel and information reasonably requested by Buyer in connection with the Transactions contemplated hereby.

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Section 6.09 Proxy Statement; Parent Stockholders Meeting.

(a) Preparation and Filing. As promptly as reasonably practicable following the date of this Agreement (and in any event within 20 Business Days), Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders Meeting (as it may be amended or supplemented, the “Proxy Statement”), in each case in compliance with the applicable requirements of the Exchange Act and the rules and regulations of Nasdaq. Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Seller shall furnish all information concerning Seller and the Purchased Assets, and shall provide such other reasonable assistance, as may be reasonably requested by Parent in connection with the preparation, filing, and distribution of the Proxy Statement.

(b) SEC Comments. Parent shall promptly notify Seller upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall promptly provide Seller with copies of all correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments and to cause the definitive Proxy Statement to be filed with the SEC and mailed to Parent’s stockholders as promptly as reasonably practicable after clearance by the SEC. Parent shall provide Seller with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing with the SEC or mailing to Parent’s stockholders, and shall consider in good faith any comments reasonably proposed by Seller; provided, that all such documents, and the ultimate content thereof, and all decisions relating to the Proxy Statement and the Parent Stockholders Meeting, shall be within Parent’s sole discretion, subject to Parent’s obligations under applicable Law.

(c) Accuracy of Information. Parent shall ensure that the Proxy Statement, at the time it (or any amendment or supplement thereto) is filed with the SEC and at the time it is mailed to Parent’s stockholders, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that Parent makes no representation or warranty with respect to information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information supplied by or on behalf of Seller specifically for inclusion or incorporation by reference therein. If, at any time prior to the Parent Stockholders Meeting, any event or circumstance should be discovered by Parent or Seller that should be set forth in an amendment or supplement to the Proxy Statement, the party discovering such event or circumstance shall promptly notify the other party, and Parent shall promptly file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate the same to Parent’s stockholders.

(d) Calling and Holding the Meeting. Parent shall, in accordance with applicable Law and its organizational documents, (i) establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC (and in any event within 20 Business Days thereafter) for the purpose of obtaining the Parent Stockholder Approval, and (ii) solicit proxies from its stockholders in favor of the issuance of the Issued Shares. Parent shall not adjourn or postpone the Parent Stockholders Meeting without Seller’s prior written consent, except (A) to the extent required by applicable Law or a request from the SEC, (B) if, as of the time the Parent Stockholders Meeting is originally scheduled, there are insufficient shares represented to constitute a quorum, or (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Stockholder Approval.

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(e) Board Recommendation. The board of directors of Parent shall recommend that Parent’s stockholders vote in favor of the issuance of the Issued Shares (the “Parent Board Recommendation”), shall include the Parent Board Recommendation in the Proxy Statement, and shall not, in the absence of facts or circumstances resulting in or likely to result in a Material Adverse Effect, withdraw, modify, or qualify the Parent Board Recommendation in a manner adverse to Seller.

(f) Nasdaq Compliance. Parent shall take all actions necessary to comply with Nasdaq Listing Rule 5635(a) and any other applicable Nasdaq rule in connection with the Transactions contemplated hereby, including the timing, form, and content of stockholder solicitation materials and the application for listing of the shares of Parent Common Stock comprising the Issued Shares.

Section 6.10 Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Issued Shares by any applicable Seller Securityholder pursuant to Rule 144 or pursuant to any other exemption under the Securities Act, upon request by the applicable Seller Securityholder or the Seller Securityholder Representative by notice to Parent, Parent shall, within five (5) Business Days of such request, direct the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends and cause its counsel, if necessary, to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. The applicable Seller Securityholder or the Seller Securityholder Representative shall provide Parent with customary representations in connection therewith. Parent shall be responsible for the fees of its Transfer Agent, legal counsel and all other costs associated with such legend removal. Parent shall promptly take all necessary steps with the Transfer Agent and its legal counsel to remove legends and effect the transfer process under this Section 6.10 within five (5) Business Days after notice from Seller, including by providing any required documentation, instructions, or opinions without undue delay. For the avoidance of doubt, each Seller Securityholder shall be entitled directly to the benefits of this Section 6.10 with respect to the Issued Shares or any Share Earnout Amount issued to such Seller Securityholder, and Parent may rely on any instruction delivered by the Seller Securityholder Representative on behalf of such Seller Securityholder.

(b) Upon the earliest of such time as the Issued Shares (i) have been registered under the Securities Act pursuant to an effective registration statement; (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale by the then-holder thereof pursuant to SEC Rule 144, without the requirement for the Parent to be in compliance with the current public information requirement under Rule 144, Parent shall, within two (2) Business Days following any request therefor from Seller, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) if necessary, cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. Parent shall not unreasonably delay, condition, or withhold the delivery of any such opinion. Seller shall provide Parent with customary representations in connection therewith. Parent shall be responsible for all fees and expenses of its Transfer Agent, legal counsel, and any other costs associated with such legend removal.

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(c) Parent shall, and shall cause its legal counsel to, cooperate in good faith with each Seller Securityholder, Seller Securityholder Representative, and the Transfer Agent in connection with any legend removal request under this Agreement. Such counsel shall deliver any required opinions promptly and shall not impose conditions or requirements beyond what is strictly necessary to comply with applicable securities laws and customary legal practice.

Section 6.11 No Trading. Each of Seller, the Seller Securityholders and Parent acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Seller hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Each Seller Securityholder hereby also agrees that, while such Seller Securityholder is in possession of such material nonpublic information, such Seller Securityholder shall not purchase or sell any securities of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.12 Notification of Certain Matters. During the Interim Period, each party shall give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE III not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Proceeding against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the Transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.13 Post-Closing Board of Directors.

(a) Effective as of the Closing, Parent shall take all necessary action to appoint two (2) individuals to the board of directors of Parent (the “Parent Board”), each of whom shall be separately nominated in writing by one of the two Seller Securityholders identified as a “Designating Holder” in a written notice delivered to Parent prior to the Closing (each, a “Seller Designee”). Parent’s consent to each Seller Designee shall not be unreasonably withheld, conditioned or delayed; provided, that Parent may reasonably withhold consent if a Seller Designee fails to satisfy applicable eligibility, independence, qualification, background, disclosure, stock exchange or SEC requirements applicable to directors of Parent, as reasonably determined by the Parent Board or the applicable committee thereof after consultation with counsel.

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(b) If a Seller Designee nominated by a Designating Holder is unable or unwilling to serve, or is removed, resigns or otherwise ceases to serve as a director, that Designating Holder may separately nominate a replacement individual, subject to the same consent standard set forth in Section 6.13(a). Parent shall take all necessary action to appoint such replacement designee to the Parent Board promptly following such nomination.

(c) Parent shall include each Seller Designee then serving on the Parent Board in the slate of nominees recommended by the Parent Board for election at each annual meeting of Parent’s stockholders for so long as the applicable Designating Holder, holds at least five percent (5%) of the outstanding shares of Parent’s Common Stock; provided, that Parent shall have no obligation to include a Seller Designee in such slate if doing so would violate applicable Law, the rules or regulations of Nasdaq, or the fiduciary duties of the directors of Parent as determined in good faith after consultation with outside counsel.

(d) Each Seller designee serving on the Parent Board shall be entitled to the same compensation, indemnification, exculpation, directors’ and officers’ insurance coverage, and expense reimbursement as all other non-employee directors of Parent.

(e) Nothing in this Section 6.13 shall require Parent to take any action that would violate applicable Law, the rules and regulations of Nasdaq, or the fiduciary duties of the directors of Parent as determined in good faith after consultation with outside counsel; provided, that Parent shall promptly notify the Seller Securityholder Representative in writing of any such determination and the basis therefor, and the Seller Securityholder Representative, acting on behalf of the Seller Securityholders, shall be entitled to designate a replacement individual in accordance with Section 6.13(b).

Section 6.14 Piggyback Registration Rights.

(a) First Filing Piggyback Right. If, at any time on or after the date that is six (6) months following the Closing Date, Parent proposes to file with the SEC a Registration Statement covering the offer and sale of shares of Parent’s Common Stock (or securities convertible into or exchangeable for Parent’s Common Stock), whether for its own account or the account of any other stockholder (other than a Registration Statement (i) on Form S-4 or Form S-8 (or any successor forms), (ii) relating to any employee benefit or equity incentive plan, dividend reinvestment plan or similar plan, (iii) filed in connection with any business combination, acquisition or exchange offer, or (iv) filed solely to register securities issuable upon conversion or exercise of outstanding convertible or exercisable securities), then Parent shall give written notice of such proposed filing (the “Piggyback Notice”) to the Seller Securityholder Representative not less than fifteen (15) days prior to the anticipated filing date. The Piggyback Notice shall describe the proposed Registration Statement, the intended method of distribution (including whether the offering is to be underwritten and, if so, the identity of the managing underwriter), and offer each Seller Securityholder the opportunity to include in such Registration Statement all or any portion of the Registrable Securities held by such Seller Securityholder (each such registration, a “Piggyback Registration”). For the avoidance of doubt, Parent shall have no obligation under this Section 6.14 with respect to any Registration Statement filed prior to the date that is six (6) months following the Closing Date, and this Section 6.14 shall apply to each Registration Statement filed on or after such date on the terms hereof.

(b) Request for Inclusion. Each Seller Securityholder desiring to participate shall notify the Seller Securityholder Representative (with a copy to Parent) within ten (10) days after delivery of the Piggyback Notice of the number of Registrable Securities such Seller Securityholder wishes to include. Parent shall use its reasonable best efforts to include in such Registration Statement all Registrable Securities so requested to be included, subject only to Section 6.14(c).

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(c) Underwriter Cutback. Notwithstanding Section 6.14(a) or (b), if the Piggyback Registration involves an underwritten offering and the managing underwriter thereof advises Parent in writing that, in its good faith opinion, the number of securities proposed to be included in such offering (including the Registrable Securities requested to be included by the Seller Securityholders) exceeds the number of securities that can be sold in such offering without materially and adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the number of securities to be included in such offering shall be reduced to the number that, in the good faith opinion of the managing underwriter, can be sold without such material and adverse effect, and the securities so included shall be allocated as follows: (i) if the offering is a primary offering for Parent’s account, first, to the securities that Parent proposes to sell, second, to the Registrable Securities requested to be included by the Seller Securityholders (allocated pro rata among the Seller Securityholders based on the number of Registrable Securities each requested to be included), and third, to any other securities requested to be included by other holders exercising piggyback or similar registration rights (allocated pro rata among such other holders based on the number of securities each requested to be included); and (ii) if the offering is a secondary offering for the account of one or more other selling stockholders exercising demand or similar registration rights, first, to the securities that such demanding holders propose to sell (up to the amount such demanding holders are contractually entitled to include), and second, subject to any contractual priority in effect as of the Closing Date and disclosed to Seller in writing prior to Closing, among the Registrable Securities requested to be included by the Seller Securityholders and any other securities requested to be included by other holders exercising piggyback or similar registration rights, allocated pro rata based on the number of securities each such holder requested to be included. For the avoidance of doubt, all determinations as to the number and identity of securities that may be sold in the offering without materially and adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering shall be made by the managing underwriter in its good faith judgment, and Parent, Seller and the Seller Securityholders shall be bound by any such determination.

(d) Expenses. All registration expenses (including SEC and FINRA registration and filing fees, printing expenses, fees and disbursements of counsel and independent accountants for Parent, and fees and expenses of listing the Registrable Securities on Nasdaq) incurred in connection with any Piggyback Registration shall be borne by Parent, other than any underwriting discounts, selling commissions and transfer taxes attributable to the sale of Registrable Securities and the fees and expenses of separate counsel to the Seller Securityholders (which shall be borne by the Seller Securityholders).

Section 6.15 Minimum Guarantees.

(a) For purposes of this Section 6.15, “Minimum Guarantee Payments” or “MGs” means the minimum guarantee payment obligations due forty (40) days after September 3, 2026 under (i) that certain MEDIA HOUSE PARTNERSHIP AGREEMENT, dated September 3, 2026, by and between Seller and 4CAST Investment Group Limited and (ii) that certain MEDIA HOUSE PARTNERSHIP AGREEMENT, dated September 3, 2026, by and between Seller and Two Robbies Media LLC (collectively, the “Specified Media House Agreements”). Except as expressly provided in this Section 6.15, the Minimum Guarantee Payments are Excluded Liabilities and shall not constitute Assumed Liabilities.

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(b) Seller shall be responsible for timely payment of each Minimum Guarantee Payment when due. Notwithstanding the foregoing, Parent shall fund an applicable Minimum Guarantee Payment when due as a recoverable advance (a “Conditional MG Advance”) only if, before such payment is due, Seller delivers to Parent reasonable evidence that Seller has entered into a binding written revenue contract under the applicable Specified Media House Agreement providing for gross revenue to Seller in an aggregate amount exceeding that Minimum Guarantee Payment (a “Qualifying Revenue Contract”). The existence and amount of a Qualifying Revenue Contract shall be determined by the counterparty’s binding contractual obligation to pay and shall not depend on whether the applicable revenue is then due or has been received in cash; provided that the revenue under that Qualifying Revenue Contract is properly recognized and accounted for after the Closing as revenue of Buyer, Parent or their respective Affiliates in accordance with GAAP. Parent may pay the Conditional MG Advance directly to the relevant counterparty under the applicable Specified Media House Agreement, or to Seller for prompt payment to that counterparty. A Conditional MG Advance shall not constitute an assumption by Buyer, Parent or any of their respective Affiliates of the applicable Minimum Guarantee Payment or any other Liability under a Specified Media House Agreement.

(c) To the extent Seller receives any cash payment before the Closing under any third-party agreement relating to either Media House (each, a “Pre-Closing Media House Collection”), Seller shall promptly notify Parent in writing and provide reasonable supporting documentation. Each Pre-Closing Media House Collection, net only of amounts actually paid or payable to third parties under the applicable agreement, and of documented refunds, rebates, credits, chargebacks and collection costs, shall be applied dollar-for-dollar first to reduce the unpaid Minimum Guarantee Payments under the applicable Specified Media House Agreement and, if Seller has already paid the applicable Minimum Guarantee Payment, to reduce the amount eligible for any Conditional MG Advance or reimbursement. To the extent any Pre-Closing Media House Collection exceeds the applicable unpaid Minimum Guarantee Payments, Seller shall hold such excess for the benefit of Buyer and shall remit it to Buyer in immediately available funds at the Closing. If the Closing does not occur, Seller shall retain any Pre-Closing Media House Collection, subject to its obligations under Section 6.15(e).

(d) Each Conditional MG Advance shall be reimbursed first, dollar-for-dollar, from the first Net Contract Revenue actually received and retained after the Closing from the applicable Qualifying Revenue Contract. “Net Contract Revenue” means cash revenue actually received and retained by Buyer, Parent or their respective Affiliates under the applicable Qualifying Revenue Contract, net of all taxes, refunds, rebates, credits, chargebacks, returns, bad debt, collection costs, third-party revenue shares, commissions, platform fees and all other costs, expenses and amounts payable or incurred in connection with that Qualifying Revenue Contract or the revenue thereunder. Parent may retain all such Net Contract Revenue until the Conditional MG Advance is fully reimbursed.

(e) A “Self-Funded MG Payment” means any Minimum Guarantee Payment paid by Seller for which Parent did not make a Conditional MG Advance. Following the Closing, Parent shall reimburse Seller for each Self-Funded MG Payment, dollar-for-dollar, solely from the first cash revenue actually received and retained by Buyer, Parent or their respective Affiliates after the Closing under or in connection with the applicable Specified Media House Agreement, net of all taxes, refunds, rebates, credits, chargebacks, returns, bad debt, collection costs, third-party revenue shares, commissions, platform fees and all other costs, expenses and amounts payable or incurred in connection with such Specified Media House Agreement or the revenue thereunder. Parent may retain such net revenue and apply it to reimburse Seller until the applicable Self-Funded MG Payment has been fully reimbursed. Parent shall make each such reimbursement, without interest, promptly upon Parent’s receipt of (i) reasonable documentation evidencing Seller’s payment of the applicable Minimum Guarantee Payment and (ii) the applicable cash revenue. For the avoidance of doubt, a Self-Funded MG Payment shall not constitute a Conditional MG Advance or an MG Recovery Amount and shall not be subject to recovery or setoff under Section 6.15(f), and Seller’s reimbursement right under this Section 6.15(e) shall not be subject to setoff or reduction under Section 6.15(f).

(f) To the extent a Conditional MG Advance has not been reimbursed from Net Contract Revenue, including because the applicable Qualifying Revenue Contract is terminated, rescinded, amended, cancelled, breached, uncollectible, subject to a refund, credit, chargeback or other reduction, or otherwise does not produce sufficient Net Contract Revenue, the unreimbursed amount shall be immediately due and owing by Seller to Parent (the “MG Recovery Amount”). Parent shall have the right to recover the MG Recovery Amount, first, by setoff against any Cash Earnout Amount otherwise payable to the Seller Securityholders under Section 2.06 and, thereafter, by any other remedy available under this Agreement, at law or in equity

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(g) If this Agreement is terminated for any reason or the Closing does not occur, Seller shall remain solely liable for all Minimum Guarantee Payments and shall repay to Parent, within five (5) Business Days after Parent’s written demand, the full amount of each Conditional MG Advance. This Section 6.15(g) shall survive termination of this Agreement.

(h) Following the Closing, Buyer, Parent and their respective Affiliates shall have sole discretion with respect to the operation, performance, amendment, renewal, termination, enforcement, collection and exploitation of the Specified Media House Agreements, and none of them shall have any obligation to operate, maintain, enforce, collect under, renew or otherwise exploit either Specified Media House Agreement or to maximize any Net Contract Revenue.

Article VII
INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that (i) the Seller Fundamental Representations shall survive the Closing and remain in full force and effect until the date that is three (3) years from the Closing Date, (ii) the representations and warranties of Buyer and Parent in Section 5.01, Section 5.02, Section 5.03 and Section 5.04 shall survive for six (6) years, and (iii) the Intellectual Property Fundamental Representations shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall be jointly and severally liable with each Seller Securityholder for the indemnification obligations set forth in this Section 7.02; provided, however, that, as among the Seller Securityholders, the Seller Securityholders shall have several, and not joint, liability, and each Seller Securityholder shall be liable only for its respective pro rata share (determined by reference to the percentage of the aggregate consideration payable to such Seller Securityholder pursuant to Schedule A) of such indemnification obligations. Seller and the Seller Securityholders shall indemnify and defend each of Buyer, Parent, and their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or Seller Securityholders contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Seller Securityholders pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller or Seller Securityholders pursuant to this Agreement;

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(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller, Seller Securityholders or any of their respective Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $20,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed $500,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the Basket and the Cap shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller and the Seller Securityholders), Section 4.03 (No Conflicts; Consents), the Intellectual Property Fundamental Representations, Section 4.11 (Related Party Transactions) and Section 4.12 (Brokers) (collectively, the “Seller Fundamental Representations”); provided, however, that the aggregate liability of Seller and the Seller Securityholders for indemnification under Section 7.02(a) in respect of any inaccuracy in or breach of any Seller Fundamental Representation shall be limited to claims for which written notice has been delivered to the Indemnifying Party on or prior to the date that is three (3) years following the Closing Date, after which time such Seller Fundamental Representations shall expire for purposes of indemnification hereunder.

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(d) For purposes of this ARTICLE VII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Seller, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate of interest as identified in The Wall Street Journal on the date of agreement of the Indemnifying Party or final, non-appealable adjudication (or the next preceding date of publication if The Wall Street Journal is not published on such date) plus three percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding. Notwithstanding the foregoing, Seller or the Seller Securityholder Representative may elect to satisfy all or any portion of an indemnification obligation under this ARTICLE VII by forfeiting to Parent for cancellation a number of Issued Shares or shares comprising any Share Earnout Amount (if then issued). Each share so forfeited shall be valued at the same per-share value at which such share was originally issued to the applicable Seller Securityholder pursuant to this Agreement. If the value of the forfeited shares, valued at their original issuance price, exceeds the applicable indemnification obligation, Parent shall promptly return to the applicable Seller Securityholder the excess shares in accordance with the written direction of the Seller Securityholder Representative.

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Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement, as the case may be.

Section 7.09 Exclusive Remedies. Subject to and except for Section 6.01 and Section 9.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the Transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 6.01 and Section 9.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct.

Section 7.10 Set Off. Buyer and Parent may withhold and set off against any Earnout Amount any amount finally determined (whether by agreement of the parties, final and non-appealable adjudication or binding determination of the Independent Accountant) to be payable by Seller or any Seller Securityholder pursuant to this ARTICLE VII. Without limiting the foregoing, Buyer and Parent may also withhold and set off against any Issued Shares not yet issued, any Share Earnout Amount, any Cash Earnout Amount, or any other amount otherwise payable or issuable to any Seller Securityholder under this Agreement, any amount finally determined to be payable by Seller or any Seller Securityholder, as applicable, pursuant to this Agreement. Pending final resolution of any disputed claim, Buyer and Parent may retain the disputed amount; provided, that promptly following such final resolution, Buyer or Parent shall release to the applicable Seller Securityholder any retained amount in excess of the Losses finally determined to be recoverable.

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Article VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to Closing:

(a) by mutual written consent of the Buyer and Seller;

(b) by the Buyer upon written notice to Seller if (i) a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by the Buyer or cured by Seller to the Buyer’s reasonable satisfaction within thirty (30) days after being notified of same, or (ii) satisfaction of any condition in Section 3.03(a) or Section 3.03(b) becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement);

(c) by Seller upon written notice to Buyer if (i) a material breach of any provision of this Agreement has been committed by the Buyer and such breach has not been waived by Seller or cured by the Buyer to Seller’s reasonable satisfaction within thirty (30) days after being notified of same, or (ii) satisfaction of any condition in Section 3.03(a) or Section 3.03(c) becomes impossible (other than through the failure of Seller to comply with its or their obligations under this Agreement);

(d) by Buyer or by Seller, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2026.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, then all provisions of this Agreement shall thereupon become void and of no further effect without any liability on the part of any Party hereto to any other Party hereto; provided, that:

(a) such termination will not relieve any Party from liability for any fraud or willful breach of this Agreement prior to termination; and

(b) the provisions of this ARTICLE VIII and ARTICLE IX shall survive the termination of this Agreement.

Article IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	[___] E-mail: [___] Attention: [___]
with a copy to:	[___] [___] E-mail: [___] Attention: [___]
If to Buyer or Parent:	GameSquare Holdings, Inc. 6775 Cowboys Way Frisco, TX 75034 E-mail: [___] Attention: John Wilk, General Counsel
with a copy to:	Baker & Hostetler LLP 1900 Avenue of the Stars, Suite 2700 Los Angeles, CA 90067 E-mail: jrlanis@bakerlaw.com Attention: JR Lanis

Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer and Parent may, without the prior written consent of Seller, assign all or any portion of their rights under this Agreement to one or more of their direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. No transfer by any Seller Securityholder of any Issued Shares or any Share Earnout Amount shall relieve such Seller Securityholder of any obligation under this Agreement unless Buyer and Parent otherwise agree in writing, and any permitted transferee receiving such shares shall take subject to the applicable terms of this Agreement to the extent expressly applicable to holders of such shares.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13 Seller Securityholder Representative.

(a) Appointment. By execution of this Agreement, each Seller Securityholder irrevocably appoints the Seller Securityholder Representative as its exclusive agent, proxy and attorney-in-fact for all matters expressly contemplated by this Agreement requiring action, consent, direction, notice, objection or election by any Seller Securityholder or by Seller and the Seller Securityholders collectively, including under Sections 2.05, 2.06, 2.08, 6.10, 7.06 and 7.10.

(b) Reliance. Buyer and Parent shall be entitled to rely conclusively upon any action taken by the Seller Securityholder Representative as binding upon all Seller Securityholders, and shall have no Liability to any Seller Securityholder for any action so taken in good faith reliance thereon.

(c) Replacement. The Seller Securityholder Representative may be replaced only by written notice to Buyer and Parent signed by Seller Securityholders holding a majority of the Earnout Amount rights then outstanding.

(d) Payment Direction. Buyer and Parent shall be entitled to make all payments and deliveries under this Agreement in accordance with the written instructions of the Seller Securityholder Representative, and no such payment or delivery shall be subject to challenge by any Seller Securityholder if made in accordance with such instructions.

(e) Expenses. The Seller Securityholders shall bear, severally in accordance with their respective pro rata shares of the consideration payable hereunder or as otherwise agreed among themselves, all fees and expenses of the Seller Securityholder Representative.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLER:

FANENGINE HOLDINGS LTD

By:	/s/ Jesper Schertiger
Name:	Jesper Schertiger
Title:	Sole Director

SELLER SECURITYHOLDERS:

ANONYMOUS LABS LIMITED

By:	/s/ Michael Healy
Name:	Michael Healy
Title:	Sole Director

CREDENZA, INC.

By:	/s/ Sandy Khaund
Name:	Sandy Khaund
Title:	CEO

By:	/s/ Jesper Schertiger
Jesper Schertiger, an individual

By:	/s/ Marco Baccanello
Marco Baccanello, an individual

By:	/s/ Robin Shelley
Robin Shelley, an individual

By:	/s/ Ben Hugo
Ben Hugo, an individual

SELLER SECURITYHOLDER REPRESENTATIVE:

By:	/s/ Jesper Schertiger
Jesper Schertiger, an individual

PARENT:

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

BUYER:

GAMESQUARE IP HOLDINGS, INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

 [Signature Page to Contribution Agreement]

SCHEDULE A

SELLER SECURITYHOLDERS AND PRO RATA PERCENTAGES OF SELLER

EXHIBIT A

FORM OF BILL OF SALE

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENTS

EXHIBIT D

FORM OF EMPLOYEE OFFER LETTERS